                                  TOLLAND BANK
                                   BONUS PLAN

         The purpose of the Tolland Bank Bonus Plan is to provide incentive for each officer and employee of Tolland Bank to be rewarded for contributions toward the corporate objective of enhancing shareholder value through increased market share, higher earnings, and controlled expenses.

         The Bonus Plan will have three components:
                  1. Short Term Bonus
                  2. Long Term Bonus
                  3. Instant Reward

                                SHORT TERM BONUS

         Under this plan, the bonus pool is determined annually by measurement of the Bank's annual average return on assets (ROA). For the purposes of calculating the Short Term Bonus pool, the following schedule will be used:

                  ROA of .80  through    .99 =  80% payout
                  ROA of 1.00 through   1.19 = 100% payout
                  ROA of 1.20 and above      = 120% payout

         The 100% guideline will equal up to 12% of estimated net operating income (net income before taxes, plus loan loss provision, plus net gains/losses on securities and assets, minus net loan chargeoffs). The bonus pool amount will be recommended by management to the Personnel Committee for its approval and ratification by the Board of Directors.

         It is not the intention of management to duplicate bonus payments which may be made through other incentive arrangements. Therefore, employees will not receive a bonus under this plan unless the amount from this plan is greater than the incentive bonus payable for the same year under the other incentive arrangement, in which case the difference will be paid under this plan. The amount payable from other incentives will be deducted from the bonus pool for this plan up to the bonus amount payable under this plan for each employee involved.

         For payment of bonuses once the bonus pool is determined, the following guidelines of percentage of base salary will apply:

         Senior Officers:
                  Level 10                  0 - 30%
                  Level 09 & 08             0 - 25%
                  Level 07                  0 - 20%
                  Level 06                  0 - 15%

         All Other Officers:
                  All levels                0 - 10%

         All Non-Officer Exempt Employees:*
                  All levels                0 - 10%

         Non-Exempt Employees:*
                  All levels                0 -  5%, or a flat amount to be
                                                     determined by management


         * These components of the short term bonus may be paid even if the ROA target is not reached, upon recommendation of management and approval of the Personnel Committee and ratification by the Board of Directors.

         Eligibility:

              All classes of employees are eligible. Bonuses for part-time employees will be adjusted to a portion of the full-time bonus as determined by management. The employee must have been with the Bank for the full year for which results are measured, and the recipient must be in the Bank's employ at the time the bonus is paid. Employees with a performance rating of 3 (does not meet expectations) are not eligible to receive a bonus.

         The Personnel Committee will recommend the bonus allotment for the President/Chief Executive Officer. The percentage of base salary to be awarded as a bonus to policy making officers other than the CEO will be based on the recommendation of the CEO after evaluation of achievement of objective and subjective goals established during the applicable calendar year. Bonus amounts for other officers/employees will be approved by the CEO within the guidelines established, and will be reported to the Personnel Committee.

         The Personnel Committee may vote to amend or rescind the plan at any time. Bonuses are awarded entirely at the discretion of management and the Board and are not intended to be binding on the company and may be withdrawn at any time.

                                 LONG TERM BONUS

         Officers and key employees may receive long term bonus awards as provided for by the 1997 Stock Incentive Plan for Directors, Officers and Key Employees. This plan is intended to provide additional incentives to promote the future success and growth of the Bank by providing participants with a direct stake in the Bank and, in the case of officers and key executives, to encourage qualified persons to seek and accept employment with the Bank.


                                 INSTANT REWARD

         The purpose of this plan is to reward an employee for an outstanding accomplishment, upon recommendation by the employee's supervisor or another manager, and upon approval by the senior officer in charge of the department and the senior management team. Policy making officers are not eligible for the instant reward bonus.

         Instant Rewards may be made for the following:

         1. Outstanding effort beyond normal job responsibilities. This could be project related, or for coverage in the absence of another employee.

         2. A suggestion which, when implemented, will solve a problem, save the Bank expense, or increase income.

         3. A situation which is exposure related (e.g. check kiting scheme, potential fraud, etc.).

         4.  Significant deposit or loan account relationship success.

         5.  Outstanding customer service.

         6. Any act or effort deemed worthy of this reward by management.

         Reward amounts may range in size from $50 to $500.

         Management will recommend a flat amount to be set aside annually for Instant Rewards as part of the budget process. Unused funds may be carried over to the next calendar year.